Ex 99.9(a)

BioLargo Announces Election of John S. Runyan, former President and CEO of Associated Grocers and Senior Career Executive of Fleming Companies, to its Board of Directors

LA MIRADA, CA—October 5, 2011--BioLargo, Inc. (OTCBB: BLGO), creator of patented iodine technologies, today announced that Mr. John S. Runyan has agreed to join its Board of Directors.

John Runyan has spent his career in the food industry. He began as a stock boy at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company executive advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, and Bozzuto. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became, and still serves as, Executive Advisor to its President and CEO. Mr. Runyan currently serves on the Board of Directors of Western Association of Food Chains, Retailer Owned Food Distributors of America, and Nietech Company of Santa Rosa California. Additionally, Mr. Runyan served 8 years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms and President, was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award”.

“John brings a wealth of experience and knowledge to compliment and assist our team.  He is a man of integrity that has a proven track record of success as well as exceptional leadership and executive management skills. John has relationships that span the retail, wholesale, and food, and industry related suppliers as well as consumer products industries. We are fortunate to have him associated with BioLargo,” stated BioLargo President and CEO, Dennis P. Calvert.

About BioLargo, Inc.

BioLargo's business strategy is to harness and deliver Nature's Best Solution™ -- free-iodine -- in a safe, efficient, environmentally sensitive and cost-effective manner. BioLargo's proprietary technology works by combining micro-nutrient salts with liquid from any source to deliver free-iodine on demand, in controlled dosages, in order to balance efficacy of performance with concerns about toxicity. BioLargo's technology has potential commercial applications within global industries, including but not limited to oil and gas, animal health, beach and soil environmental uses, consumer products, agriculture, food processing, medical, and water. It features solutions for odor & moisture control, disinfection and contaminated water treatment. The company's website is www.BioLargo.com. In 2010, Odor-No-More was awarded two Editor's Choice Awards, including a "Product of the Year" award, by the Horse Journal, a top industry award for excellence and are sold by BioLargo's wholly owned subsidiary, Odor-No-More, Inc. (www.OdorNoMore.com). In early 2011, the company signed an exclusive license agreement for use in pet products with industry leader Central Garden and Pet.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the risks and uncertainties included in BioLargo's current and future filings with the Securities and Exchange Commission, including those set forth in BioLargo's Annual Report on Form 10-K for the year ended December 31, 2010.

BioLargo Contacts
Dennis P. Calvert
President
949-643-9540

Howard Isaacs
Investor Relations
562-987-4939

Email Contact:  Info@biolargo.com